Exhibit 99.1
Axovant Sciences Announces Dementia Pipeline Updates and Reports Financial Results for the Second Fiscal Quarter and First Half Ended September 30, 2016

- Target patient recruitment for the MINDSET study is expected by year-end 2016
- Potential NDA filing for intepirdine in mild-to-moderate Alzheimer's disease expected in 2017
- Strong balance sheet with $229.7 million in cash as of September 30, 2016

HAMILTON, Bermuda, Nov. 7, 2016 /PRNewswire/ - Axovant Sciences Ltd. (NYSE: AXON), a leading clinical-stage biopharmaceutical company focused on the treatment of dementia, today announced corporate updates and reported financial results for the second fiscal quarter and first half ended September 30, 2016.

“We are pleased to announce that patient recruitment in the MINDSET study is expected to conclude by the end of 2016,” stated Vivek Ramaswamy, Chief Executive Officer of Axovant Sciences. “An important part of our mission is to accelerate the development of promising drug candidates to improve the lives of patients and their families. We are delighted with the rapid enrollment of the MINDSET study, in which we are evaluating intepirdine as an oral, once-daily, add-on therapy to the current standard of care in mild-to-moderate Alzheimer's disease. We look forward to announcing the results from the MINDSET study, the HEADWAY-DLB study, and our broader set of pipeline programs throughout 2017.”

2016 Clinical Trials in Alzheimer's Disease (CTAD) Meeting

Axovant expects to highlight aspects of its current clinical programs with two oral presentations and two posters on Friday, December 9, 2016:

•
An oral presentation “An Assessment of Dependence Level Progression Using a Conversion Algorithm of ADCS-ADL to Dependence Scale and Data From a Double Blind Placebo Controlled Trial of Intepirdine (RVT-101)” will be made at 12:15 p.m. PST.

•	An oral presentation “Drug Interaction between Intepirdine (RVT-101), a 5-HT6 Receptor Antagonist, and Memantine in Healthy Subjects” will be made at 8:15 a.m. PST.

•
“The Efficacy of Intepirdine (RVT-101), a 5-HT6 Receptor Antagonist, as an Adjunct to Donepezil in Adults with Mild-to-Moderate Alzheimer’s Disease: Completer Analysis of a Phase 2b Study” will be presented during the poster session from 12:30 p.m. to 1:30 p.m. PST.

•
“Intepirdine (RVT-101) as an Adjunct to Donepezil in Adults with Mild-to-Moderate Alzheimer’s Disease: ADCS-ADL Subscale Analyses” will be presented during the poster session from 12:30 p.m. to 1:30 p.m. PST.

Additional Corporate Highlights since June 30, 2016

•	Fast Track Designation: Axovant received Fast Track Designation from the U.S. Food and Drug Administration for intepirdine as an investigational treatment for dementia with Lewy bodies.

•
Gait and Balance in Patients with Dementia Study: Patient recruitment is underway in a Phase 2 study to evaluate the effects of intepirdine on gait and balance in patients with Alzheimer's disease, dementia with Lewy bodies (DLB) and Parkinson's disease dementia. In this study, Axovant intends to further investigate the observation of a reduced rate of falls seen in patients treated with intepirdine in the prior 684-patient study of intepirdine on a background of stable donepezil therapy.

•
RVT-103 Proof of Concept Study: Patient recruitment is underway in a proof of concept study evaluating the safety and tolerability of Axovant's proprietary combination of donepezil with a peripherally acting quaternary amine muscarinic receptor antagonist. Axovant acquired the rights to this combination in a licensing transaction with Qaam Pharmaceuticals in August 2016.

•
Axovant Sciences GmbH: In August 2016 Axovant Sciences GmbH was incorporated in Switzerland by the company. Axovant Sciences GmbH recently opened its office in Basel, Switzerland and is in the process of hiring employees to lead key functions. Axovant Sciences GmbH is expected to be the principal operating company for conducting Axovant's business and the entity that will hold Axovant's intellectual property rights.

Pipeline Programs
Axovant is developing intepirdine, nelotanserin, RVT-103, and RVT-104 as potential treatments for patients with Alzheimer's disease and Lewy body dementia. The company expects top-line results from its ongoing clinical studies as follows:

•
MINDSET: Results from the Phase 3 study of intepirdine in patients with mild-to-moderate Alzheimer's disease on a stable background of donepezil therapy, the MINDSET Study, as well as a potential NDA filing in 2017. Target patient recruitment for the MINDSET study is expected by year-end 2016. The MINDSET study is being conducted pursuant to a Special Protocol Assessment (SPA) agreement with FDA.

•	HEADWAY-DLB: Results from the Phase 2b study of intepirdine in patients with dementia with Lewy bodies, the HEADWAY-DLB study, in 2017.

•
Nelotanserin Phase 2 Visual Hallucinations Study: Preliminary results from the first cohort of 10 patients will be announced in February 2017. The company expects to present complete data for all 20 patients in the study at a medical conference in the first half of 2017.

•	Nelotanserin Phase 2 REM Behavior Disorder Study: Results from the Phase 2 study evaluating nelotanserin for treatment of REM Behavior Disorder in patients with dementia with Lewy bodies in 2017.

•
Gait and Balance in Patients with Dementia Study: Results from the Phase 2 study of the effects of intepirdine on gait and balance in patients with Alzheimer's disease, dementia with Lewy bodies, and Parkinson's disease dementia in 2017.

•	RVT-103 Proof of Concept Study: Initial results from the RVT-103 program in the first half of 2017.

Second Quarter 2016 Financial Summary
For the second fiscal quarter ended September 30, 2016, research and development expenses were $32.1 million, of which $4.5 million was attributable to non-cash, share-based compensation expense. General and administrative expenses for the second quarter were $9.4 million, of which $3.5 million was attributable to non-cash, share-based compensation expense. Net loss for the quarter ended September 30, 2016 was $42.3 million, or $(0.43) per share.

First Half 2016 Financial Summary

For the first fiscal half ended September 30, 2016, research and development expenses were $57.4 million, of which $9.4 million was attributable to non-cash, share-based compensation expense. General and administrative expenses for the first half were $22.1 million, of which $10.1 million was attributable to non-cash, share-based compensation expense. Net loss for the six months ended September 30, 2016 was $80.3 million, or $(0.81) per share.

Axovant held cash of $229.7 million at September 30, 2016. Net cash used in operating activities was $41.6 million for the six months ended September 30, 2016.

About Axovant
Axovant Sciences Ltd. is a leading clinical-stage biopharmaceutical company focused on acquiring, developing and commercializing novel therapeutics for the treatment of dementia. Axovant intends to develop a pipeline of product candidates to comprehensively address the cognitive, functional and behavioral aspects of dementia and related neurological disorders. Our vision is to become the leading company focused on the treatment of dementia by addressing all forms and aspects of this condition.

About MINDSET
MINDSET is a Phase 3 international, multi-center, double-blind, placebo-controlled clinical study designed to evaluate the safety, tolerability and efficacy of intepirdine in patients with mild-to-moderate Alzheimer’s disease. The 24-week trial will compare 35 mg, once-daily oral doses of intepirdine to placebo in approximately 1,150 patients with mild-to-moderate Alzheimer’s disease on a stable background of donepezil therapy. The primary efficacy evaluations are the Alzheimer’s Disease Assessment Scale - cognitive subscale (ADAS-cog) and the Alzheimer’s Disease Cooperative Study - Activities of Daily Living scale (ADCS-ADL), each of which has been used as respective endpoints to obtain regulatory approval of currently-marketed Alzheimer’s disease treatments in the United States and Europe.

The MINDSET trial is being conducted pursuant to a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA).

The MINDSET trial is designed to confirm the results of a 684-patient Phase 2b international, multi-center, double-blind placebo-controlled study in which patients on a stable background of donepezil therapy receiving 35 mg of intepirdine were observed to have statistically significant improvements in their ADAS-cog and ADCS-ADL scores as compared to patients receiving donepezil alone.

For more information, please visit www.alzheimersglobalstudy.com, email mindset@axovant.com or call 646-495-8197.

About HEADWAY-DLB
HEADWAY-DLB is a Phase 2b international, multi-center, double-blind, placebo-controlled clinical study designed to evaluate the safety, tolerability and efficacy of intepirdine in patients with dementia with Lewy bodies. The 24-week trial will evaluate once-daily oral doses of 70 mg intepirdine, 35 mg intepirdine, and placebo in patients with probable dementia with Lewy bodies. The primary efficacy evaluations are Clinician’s Interview-Based Impression of Change Plus Caregiver Input (CIBIC-Plus) and a computerized cognitive battery.

For more information, please visit www.lewybodystudy.com, e-mail headwaydlb@axovant.com or call 646-677-5778.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding Axovant’s expectations about timing of the results for the Phase 3 MINDSET study of intepirdine in patients with Alzheimer's disease, the Phase 2b HEADWAY-DLB study of intepirdine in patients with dementia with Lewy bodies, the Phase 2 study of nelotanserin in patients with DLB or PDD suffering from visual hallucinations, the Phase 2 study of nelotanserin in patients with DLB suffering from RBD, the Phase 2 study of the effects of intepirdine on a background of cholinesterase inhibitor therapy on gait and balance in dementia patients, the clinical studies of RVT-103 and the licensed technology related to a combination of cholinesterase inhibitors and peripheral muscarinic receptor antagonists, and other elements of its clinical development and regulatory strategy. Forward-looking statements can be identified by the words “believe,” “anticipate,” “continue”, “estimate”, “project,” “expect,” “plan,” “potential,” “intends,” “will,” “would”, “could”, “should” or the negative or plural of these words or other similar expressions that are predictions or indicate future events, trends or prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of our product development activities and clinical trials; the approval and commercialization of our product candidates intepirdine and nelotanserin; and increased regulatory requirements. These statements are subject to the risk that clinical trial data are subject to differing interpretations, and regulatory agencies, medical and scientific experts and others may not share Axovant’s views of the clinical study data. There can be no assurance that the clinical programs for intepirdine or nelotanserin will be successful in demonstrating safety and/or efficacy, that we will not encounter problems or delays in clinical development, or that any of our product candidates will ever receive regulatory approval or be successfully commercialized. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Axovant’s business in general, see the “Risk Factors” section of our quarterly report on Form 10-Q to be filed with the Securities and Exchange Commission on or about November 7, 2016, and other filings that Axovant makes with the SEC from time to time. These forward-looking statements are based on information available to Axovant as of the date of this press release and speak only as of the date of this release. Axovant disclaims any obligation to update these forward-looking statements, except as may be required by law.

AXOVANT SCIENCES LTD.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Operating expenses:
Research and development expenses
(includes share-based compensation expense of $4,473 and $2,921 for the three months ended September 30, 2016 and 2015 and $9,437 and $9,822 for the six months ended September 30, 2016 and 2015, respectively)	$32,074	$9,399	$57,350	$18,886
General and administrative expenses
(includes share-based compensation expense of $3,464 and $2,804 for the three months ended September 30, 2016 and 2015 and $10,061 and $15,080 for the six months ended September 30, 2016 and 2015, respectively)	9,449	5,743	22,080	21,134
Total operating expenses	41,523	15,142	79,430	40,020

Loss before provision for income tax	(41,523)	(15,142)	(79,430)	(40,020)

Income tax expense	729	24	877	99

Net loss and comprehensive loss	$(42,252)	$(15,166)	$(80,307)	$(40,119)

Net loss per common share — basic and diluted	$(0.43)	$(0.15)	$(0.81)	$(0.45)
Weighted average common shares outstanding — basic and diluted	99,160,445	99,150,000	99,155,251	89,780,328

AXOVANT SCIENCES LTD.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30, 2016	March 31, 2016
Assets
Current assets:
Cash	$229,664	$276,251
Prepaid expenses and other current assets	4,105	4,865
Income tax receivable	675	970
Total current assets	234,444	282,086
Property, plant and equipment, net	103	89
Deferred tax assets	40	323
Total assets	$234,587	$282,498

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,510	$622
Due to Roivant Sciences Ltd. and Roivant Sciences, Inc.	2,706	1,814
Accrued expenses	16,427	8,319
Contingent payment liability	—	5,000
Total current liabilities	28,643	15,755

Total liabilities	28,643	15,755
Total shareholders’ equity	205,944	266,743
Total liabilities and shareholders’ equity	$234,587	$282,498

Source: Axovant Sciences Ltd.

Contact:
Jonathan Neely
Head, Investor Relations and Corporate Communications
Axovant Sciences, Inc.
(212) 634-9744

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